Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Laura Woodcock 843-746-8197 laura.woodcock@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com
Ingevity elects two new members to its board of directors

NORTH CHARLESTON, S.C., Feb. 25, 2019 - Ingevity Corporation (NYSE: NGVT) today announced that its board of directors has elected Karen Narwold and Diane Gulyas as members of the company’s board, effective Feb. 20, 2019 and Feb. 22, 2019, respectively.

Ms. Narwold is currently executive vice president, chief administrative officer, general counsel and corporate secretary at Albemarle Corporation, a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. Throughout her career, she has held roles of increasing leadership responsibility at several organizations, including Albemarle, Symmetry Advisors and Symmetry Holdings, Barzel Industries and GrafTech International, Ltd.

Prior to her retirement in 2014, Ms. Gulyas was president of E.I. du Pont de Nemours & Company’s performance polymers business, which included the company’s engineering polymers, elastomers and films business units. Previously, she held other key roles with the organization, including chief marketing and sales officer, group vice president of the company’s electronics and communications business, and vice president and general manager of the company’s advanced fibers business.

“We are excited to welcome and gain the perspectives of these two outstanding new board members,” said Michael Wilson, Ingevity’s president and CEO. “Karen has extensive experience in complex strategic transactions, governance and financial and capital structure planning, as well as significant experience in risk identification, mitigation and management. Diane has deep experience in engineering, manufacturing, marketing and international operations from her long and successful career with one of the world’s largest chemical companies. Their counsel will be a great asset to Ingevity as we advance our strategic initiatives and pursue our growth agenda.”

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals and high-performance carbon materials and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from more than 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.